Exhibit 10.1

CSS Industries, Inc.

1845 Walnut Street

Suite 800

Philadelphia, PA 19103-4755

(215) 569-9900

FAX (215) 569-9979

December 5, 2012

Mr. Jack Farber

3056 Miro Drive North

Palm Beach Gardens, FL 33410

Re:	Employment Terms as Chairman of the Board of Directors of CSS Industries, Inc.

Dear Jack:

This agreement (the “Agreement”) sets forth the terms and conditions of your continued employment with CSS Industries, Inc. (the “Company”) as the Chairman of the Board of Directors (“Board”), which Agreement shall become effective as of the date hereof and shall continue until the last day of the Term (as defined below).

1.	Position, Term, Duties. You shall continue to be employed as an employee of the Company in the position of Chairman of the Board until July 31, 2014, unless your employment with the Company is terminated earlier (i) by you or the Company or (ii) you are not elected to the Board by the Company’s stockholders while this Agreement is in effect (the period of your employment with the Company under this Agreement is hereinafter referred to as the “Term”). Unless terminated earlier, the Term and your employment with the Company shall automatically terminate on July 31, 2014. During the Term, you agree to use your best efforts to perform your duties as Chairman of the Board faithfully, to devote substantially all of your working time to the business of the Company, and while you remain employed by the Company, you will not engage in any other business activity that is in conflict with your duties and obligations to the Company.

2.	Compensation. During the Term, you shall continue to receive an annual base salary that is equal to $400,000, less statutorily required and employee authorized deductions, payable in accordance with the Company’s normal payroll practices (“Base Salary”).

3.	General Benefits. During the Term, you shall continue to be entitled to participate in all employee pension and welfare benefit plans and programs made available from time to time to the Company’s senior management employees.

4.	Reimbursement of Expenses. During the Term, the Company shall reimburse you for all reasonable and necessary expenses that are reimbursable under the Company’s reimbursement policies and which are incurred by you in carrying out your duties for the Company; provided that you present appropriate documentation in accordance with the Company’s reimbursement policies.

5.	Termination.

(a)	Termination of Employment. Your employment with the Company may terminate at any time for any reason, with or without “Cause,” (as such term is defined below) with or without notice, and shall terminate immediately upon your death. Additionally, your employment shall terminate automatically on July 31, 2014, and shall terminate automatically prior to such time if the Company’s stockholders do not re-elect you as a member of the Board. Upon your termination of employment, you shall not be entitled to any severance pay or benefits except as specifically provided in this Section 5.

(b)	Severance Payments. Subject to your execution of the Release (as defined below) within the requisite period and non-revocation of such Release as set forth in Section 5(e), if either (i) you remain continuously employed by the Company as the Chairman of the Board through July 31, 2014 and your employment with the Company terminates automatically on July 31, 2014 or (ii) your employment is terminated by the Company for any reason prior to July 31, 2014, including by reason of your not being re-elected as a member of the Board by the Company’s stockholders, but other than on account of death or for Cause, the Company shall pay you a severance benefit equal to one year of your Base Salary (the “Severance Payment”), which Severance Payment shall be paid to you in substantially equal installments over the twelve (12) month period following your last day of employment with the Company in accordance with the Company’s regular salary payment schedule. Unless delay is required pursuant to Section 19(b) below and provided you execute and do not revoke the Release (as defined below), such Severance Payment shall commence to be paid to you within sixty (60) days following your termination of employment, provided that with respect to any portion of the Severance Payment that constitutes deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if such sixty (60) day period begins in one taxable year and ends in a second taxable year, such portion of the Severance Payment will be paid to you in the second taxable year.

(c)	Medical Benefits. Subject to your execution of the Release within the requisite period and non-revocation of such Release as set forth in Section 5(e), if either (i) you remain continuously employed by the Company as the Chairman of the Board through July 31, 2014 and your employment with the Company terminates automatically on July 31, 2014 or (ii) your employment is terminated by the Company for any reason prior to July 31, 2014, including by reason of your not being re-elected as a member of the Board by the Company’s stockholders, but other than on account of termination for Cause, the Company shall provide you and your spouse, for as long as each of you shall live, with medical insurance coverage under a medical insurance program which provides medical coverage on terms and conditions and at such levels that you (or your spouse, in the event of your earlier death) and the Company mutually agree, provided that in no event shall such coverage be substantially greater or less than the coverage you have in effect with the Company on the date immediately prior to your last day of employment with the Company (the “Medical Benefits”); provided further, in order for you (and your spouse) to receive such Medical Benefits, you (or your spouse, in the event of your earlier death), shall pay the monthly premium for such Medical Benefits (a written schedule of which the Company will provide to you (or your spouse, in the event of your earlier death) on an annual basis) and, unless delay is required pursuant to Section 19(b) below and subject to the last sentence of this Section 5(c), the Company shall pay you, within ten (10) days following the due date of such premiums, the amount of such monthly premium, less the amount that you have been required to pay for such coverage if you were employed by the Company at such time, plus an additional amount equal to the federal, state and local income and payroll taxes that you incur on such monthly payment. Your (and your spouse’s) entitlement to the Medical Benefit and monthly payment shall continue until you (or your spouse, in the event of your earlier death), do not pay the full monthly premium for such Medical Benefits (and after the Company or the then applicable medical program provider has provided you (or your spouse, in the event of your earlier death) with at least thirty (30) days written notice that you (or your spouse, in the event of your earlier death) have failed to pay such monthly premium), in which case you (and your spouse) shall have no further rights to such Medical Benefits and payments pursuant to this Section 5(c). Unless delay is required pursuant to Section 19(b) below and provided you execute and do not revoke the Release, the monthly payment from the Company provided in the first sentence shall commence to be paid to you within sixty (60) days following your termination of employment, provided that with respect to any portion of such payment that constitutes deferred compensation subject to the requirements of Section 409A, if such sixty (60) day period begins in one taxable year and ends in a second taxable year, such portion of such monthly payment will be paid to you in the second taxable year.

(d)	Other Terminations. If your employment with the Company terminates on account of your death, you will not be entitled to receive any of the Severance Payments on account of such termination of employment; provided, however that your spouse will continue to be entitled to receive the Medical Benefits described in Section 5(c) and the Section 5(e) requirement of a signed Release will be accordingly waived. If your employment with the Company terminates for Cause, you will not be entitled to receive any Severance Payments, and neither you nor your spouse will be entitled to receive the Medical Benefits described in Section 5(c), on account of such termination of employment.

(e)	Release. Receipt of the Severance Payments and Medical Benefits (including the monthly payment described in Section 5(c)), if any, is contingent on your signing, and not revoking, within the time period provided in the Company’s general release of claims, with such modifications made by you as the Company deems appropriate for your individual situation, which release includes a release against the Company and its affiliates and its and their officers, directors, shareholders, employees, agents, and representatives, and each of their predecessors, successors, and assigns, from all claims and liabilities relating to your employment and termination of employment (the “Release”). The Board or its delegate shall provide the form of Release to you within ten (10) days following your termination of employment.

(f)	Definition of Termination For “Cause”. For purposes of this Agreement, termination for “Cause” means termination resulting from your failure to comply with any lawful directive of the Board within the normal scope of your duties as Chairman, your failure to comply with the Company’s Code of Ethics, your conviction of a felony or of any moral turpitude crime, or your willful or intentional engagement in conduct injurious to the Company or any of its affiliates.

6.	Severance Plan. You and the Company agree that this Agreement shall supersede the CSS Industries, Inc. Severance Pay Plan for Senior Management and any other Company severance plan, program, or policy (collectively the “Severance Arrangements”), and you shall not be eligible to participate in, or receive any payments or benefits under, any of the Severance Arrangements.

7.	Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or you to have you remain in the employment of the Company.

8.	Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall be solely responsible for all federal, state, and local taxes due with respect to any payment received under this Agreement.

9.	Entire Agreement. This Agreement supersedes all previous and contemporaneous communications, agreements, and understandings, whether oral or written, between you and the Company and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. In the event of a dispute arising out of or relating to this Agreement, it is agreed by the parties that it is the product of substantial negotiation and input from each party, and it shall be interpreted as having been prepared jointly by the parties and no inferences or presumptions shall be drawn against the drafter by any court, arbitrator, or other person or entity presiding over such dispute. This Agreement shall not be amended, modified, or changed other than by express written agreement by you and the Company.

10.	Governing Law. The terms of this Agreement and any action arising thereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its choice of law rules.

11.	Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations.

12.	Severability and Waivers. If any of the obligations in this Agreement are determined by any court of competent jurisdiction or other competent adjudicator to be unenforceable by reason of their being too extensive in any respect, then the parties agree that the court or adjudicator shall interpret and modify such obligation(s) to be effective to the maximum extent in all respects as to which it/they may be enforceable and then shall enforce such obligation(s) as modified. If modification is not possible, then the parties agree that, because each of the obligations in this Agreement is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced. No waiver or failure to enforce any or all rights under this Agreement by either party on any occasion shall constitute waiver of that party’s right to assert the same or any other rights on that or any other occasion.

13.	Notice. All notices required or allowed by this Agreement shall be sufficient if in writing and if delivered in person or sent by registered or certified mail, in the case of you to your residence, at the address it has in its files, and, in the case of the Company, to its corporate headquarters, attention President and Chief Executive Officer, with a copy to the Company’s General Counsel.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute but one of the same instrument.

15.	Successors. This Agreement is binding upon the parties, and their heirs, executors, administrators, successors, and assigns. Neither party may assign or delegate any of its respective duties or responsibilities under this Agreement without the prior written consent of the other party.

16.	Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

17.	Arbitration. Should you or the Company have any dispute as to any aspect of this Agreement, or arising out of, or related or connected with your employment, termination, compensation, or benefits, or should you allege that the Company has violated any of your rights under state or federal employment or civil rights laws or any other laws, statutes, or constitutional provisions, the parties will submit any such dispute, to the extent permissible by applicable laws, to final and binding arbitration pursuant to the Employment Arbitration Rules of the American Arbitration Association (www.adr.org) before a neutral arbitrator selected from the list of Employment Arbitrators. UNLESS OTHERWISE INVALIDATED BY APPLICABLE LAWS, THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY DISPUTE INVOLVING THIS AGREEMENT, YOUR EMPLOYMENT, TERMINATION, COMPENSATION, OR BENEFITS OR THE VIOLATION OF YOUR CIVIL RIGHTS, AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. It is further agreed by the parties that venue for any arbitration or other legal proceedings shall be in Philadelphia, Pennsylvania.

18.	Non-Competition. During your employment with the Company, and for a period of one (1) year thereafter, you will not, without the prior written consent of the Human Resources Committee of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged within any portion of the United States or Canada (collectively, the “Territory”) (whether or not such business is physically located within the Territory) that is engaged in the creation, design, manufacture, distribution or sale of any products or services that are the same or of a similar type then manufactured or otherwise provided by the Company or by any of its affiliates during your employment with the Company (the “Business”). You recognize that you will be involved in the activity of the Business throughout the Territory, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The foregoing restriction shall not be construed to prohibit your ownership of any class of securities of the Company and of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that ownership of any corporation other than the Company represents a passive investment and that neither you nor any group of persons including you in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing. We acknowledge and agree that if the Company fails to satisfy its material obligations to you under this Agreement after you have provided the Company with at least thirty (30) days written notice of such failure, then your obligation to comply with the non-competition covenant set forth in this Section 18 shall be waived.

You acknowledge that the restrictions contained in this Section 18 are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of this Section 18 will result in irreparable injury to the Company and its affiliates. YOU REPRESENT AND ACKNOWLEDGE THAT (i) YOU HAVE BEEN ADVISED BY THE COMPANY TO CONSULT YOUR OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, (ii) THAT YOU HAVE HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH YOUR COUNSEL, AND (iii) YOU HAVE READ AND FULLY UNDERSTAND THE TERMS AND PROVISIONS OF THIS AGREEMENT.

You agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of this Section 18, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Section 18 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

You and the Company irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Section 18, including without limitation, any action commenced by the Company for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any such court.

You agree that the Company may provide a copy of Section 18 of this Agreement to any business or enterprise (i) which you may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which you may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which you may use or permit your name to be used.

19.	Section 409A of the Internal Revenue Code.

(a)	This Agreement is intended to comply with Section 409A or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. All separation payments to be made upon a termination of employment that constitute deferred compensation subject to Section 409A under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. No action or failure to act pursuant to this Section 19 shall subject the Company or any affiliate thereof to any claim, liability, or expense, and neither the Company nor any affiliate thereof shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A.

(b)	To the maximum extent permitted under Section 409A, severance benefits provided under this Agreement that are payable during the “short-term deferral period” are intended to be exempt from Section 409A under the “short-term deferral” exception. If at the time of your separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly-traded on an established securities market or otherwise and you are a “specified employee” (as defined in Section 409A and determined in the sole discretion of the Company, or any successor thereto, in accordance with the Company’s, or any successor’s, “specified employee” determination policy), then the Company shall postpone the commencement of payments that are determined to be deferred compensation subject to Section 409A that are payable within the six (6) month period following your date of termination with the Company (or any successor thereto) for six (6) months following your termination with the Company (or any successor thereto). The delayed amounts shall be paid in a lump sum to you within thirty (30) days following the date that is six (6) months following your date of termination with the Company (or any successor thereto) and any amounts payable after such six (6) month period shall be paid to you in accordance with the original schedule. If you die during such six (6) month period and prior to the payment of the delayed amount, such delayed amount shall be paid to the personal representative of your estate within sixty (60) days after your death.

If the foregoing is acceptable to you, kindly sign and return to me one copy of this Agreement and this Agreement shall constitute a binding agreement between you and the Company.

Sincerely yours,

CSS Industries, Inc.

By:	/s/ Christopher J. Munyan
Christopher J. Munyan
President and Chief Executive Officer

Date:	December 5, 2012

REVIEWED, AGREED TO AND ACCEPTED:

/s/ Jack Farber
Jack Farber	Date:	December 5, 2012

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